Exhibit (23)







                       INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ennis Business Forms, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-81124) of Ennis Business Forms, Inc. of our reports dated April 18, 1997, relating to the consolidated balance sheets of Ennis Business Forms, Inc. and subsidiaries as of February 28, 1997 and February 29, 1996 and the related consolidated statements of earnings and cash flows and the related schedule for each of the years in the three-year period ended February 28, 1997, which reports appear, or are incorporated by reference in, the February 28, 1997 Annual Report on Form 10-K of Ennis Business Forms, Inc.



                                   KPMG Peat Marwick LLP



Dallas, Texas
May 28, 1997